Exhibit 99.01

Eastman Announces First-Quarter 2022 Financial Results

KINGSPORT, Tenn., April 28, 2022 – Eastman Chemical Company (NYSE:EMN) announced its first-quarter 2022 financial results.

The company reaffirms guidance of $9.50-$10 adjusted EPS for 2022, building on strong underlying performance in the first quarter:

•First-quarter revenue increased 13 percent year-over-year, and 19 percent excluding the impact of the divested rubber additives and adhesive resins product lines.
•Made significant progress raising selling prices by 17 percent on a combined basis in Additives & Functional Products and Advanced Materials to recover spreads and offset broad-based inflation.
•Innovation-driven growth model continues to deliver volume growth and mix improvement in the specialties despite a challenging operating environment.
•Strong 8-12 percent adjusted EPS growth expected in the second quarter year-over-year driven by the specialties.

(In millions, except per share amounts)	1Q2022	1Q2021
Sales revenue	$2,714	$2,409
Earnings before interest and taxes ("EBIT")	333	389
Adjusted EBIT*	366	400
Earnings per diluted share	1.80	1.99
Adjusted earnings per diluted share*	2.06	2.13
Net cash provided by operating activities	17	216

*For non-core and unusual items excluded from adjusted diluted EPS and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, and reconciliations to reported company and segment earnings and to cash provided by operating activities and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, 4B, 5, and 6.

"First-quarter results reflected outstanding underlying performance, including strong pricing to offset significant inflation of raw material, energy, and distribution costs, the benefit of our innovation-driven growth model, and continued solid end-market demand," said Mark Costa, Board Chair and CEO. "This strong performance included the impact of the steam line incident at our Kingsport, Tennessee, manufacturing facility, which occurred in the first quarter and primarily impacted specialty copolyesters. We remain thankful that there were no serious injuries related to this incident and are appreciative to the Eastman team for the quick response to the situation. Going forward, we remain focused on delivering strong revenue, earnings, and cash flow for the remainder of this year and the coming years. We are also continuing to make great progress on our circular initiatives, which are expected to be a meaningful contributor to our growth."

Segment Results 1Q 2022 versus 1Q 2021

Advanced Materials – Sales revenue increased 3 percent primarily driven by 10 percent higher selling prices, partially offset by a 6 percent decrease in sales volume/mix.

While underlying demand remained strong across key end markets, including durables and medical, sales volume decreased in specialty plastics due to limited capacity resulting from the Kingsport steam line incident. (See “Kingsport steam line incident” below for additional information.) Higher selling prices were due to strong demand and higher raw material, energy, and distribution prices.

EBIT decreased primarily due to the estimated $100 million financial impact of the Kingsport steam line incident.

Additives & Functional Products – Sales revenue increased 32 percent driven by 25 percent higher selling prices and 10 percent higher sales volume/mix.

Double-digit price increases across the segment were led by care additives. The higher selling prices were due to strong end-market demand and higher raw material, energy, and distribution prices. Cost pass-through contracts represented approximately 40 percent of the selling price increase. Higher sales volume was due to strong underlying demand in key end markets, including building and construction, personal care, and animal nutrition.

EBIT increased due to higher sales volume and higher selling prices, which more than offset higher raw material, energy, and distribution costs.

Chemical Intermediates – Sales revenue increased 32 percent driven primarily by 33 percent higher selling prices.

Higher selling prices across the segment were due to higher raw material, energy, and distribution prices as well as continued tight market conditions. Sales volume/mix was approximately flat as strong demand growth in the agriculture market for functional amines was offset by acetyl products impacted by the Kingsport steam line incident.

EBIT increased due to higher spreads across the segment.

Fibers – Sales revenue decreased 2 percent due to a 9 percent decrease in sales volume/mix, partially offset by 7 percent higher selling prices.

Lower sales volume/mix for acetate tow was due to limited capacity resulting from the Kingsport steam line incident. Higher selling prices across the segment were due to higher raw material, energy, and distribution prices.

EBIT decreased primarily due to approximately $15 million of lower sales volume and higher operating costs resulting from the Kingsport steam line incident and the Russia/Ukraine conflict.

Cash Flow

In first quarter 2022, cash from operating activities was $17 million, compared to $216 million in first quarter 2021. The decrease was primarily due to lower net earnings and a higher variable compensation payout related to 2021 results. In first quarter 2022, the company returned $98 million to stockholders through dividends. See Table 5. On April 1, 2022, the company received $1 billion of cash proceeds from the sale of its adhesives resins product lines. Priorities for uses of available cash for the remainder of 2022 include organic growth investments, payment of the quarterly dividend, bolt-on acquisitions, and share repurchases.

2022 Outlook

Commenting on the outlook for full-year 2022, Costa said: "We delivered outstanding underlying performance in the first quarter despite a challenging global economic environment and the Kingsport steam line incident. This performance reflects strong pricing to recover spread and offset significant inflation, the benefit of our innovation-driven growth model, and continued solid end-market demand. First-quarter adjusted results also included an estimated $125 million financial impact of the Kingsport steam line incident. Moving forward, we expect the strong underlying performance from the first quarter to continue for the remainder of the year. We remain on track with our spread tailwind for the year with continued pricing excellence as we recover spread from the back half of 2021 and offset current inflation in 2022. We also expect our specialty product lines to continue to grow faster than our end markets and drive additional mix improvement. In addition, we expect to recover a significant portion of the financial impact related to the Kingsport steam line incident through higher volume. These strong tailwinds are expected to more than offset a number of headwinds, including persistent logistics constraints, a slowly recovering global auto market, and limited impact so far from both the spread of COVID-19 in China and a slowing European economy. Taking all of this together, we continue to expect 2022 adjusted EPS to be between $9.50 and $10.00, which at the midpoint would be 10 percent growth year over year. We also expect operating cash flow to approach $1.6 billion."

The full-year 2022 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts. For the same reasons, we are unable to address the significance of the available information, which could be material to future results.

Kingsport Steam Line Incident

On January 31, 2022, the company experienced a steam line failure at its Kingsport site. Per Eastman safety processes, all manufacturing operations at the site were safely shut down following the incident. All areas of the manufacturing facility have returned to normal operations. The primary impacted area was specialty copolyesters in the Advanced Materials segment, which was operational as of March 31, 2022.

The company estimates the financial impact of the incident reduced adjusted earnings by approximately $125 million ($0.80 per share), which consists of an estimated $75 million gross profit impact from lower sales revenue and approximately $50 million of accelerated costs. These costs were associated with normal business operations, including labor, benefits, and depreciation. They were accelerated into the first quarter due to extended asset downtime instead of being assigned to inventory and realized throughout the year.

GAAP earnings include incremental costs to repair damaged infrastructure and minimize customer disruption. These incremental costs of $25 million net of initial insurance were excluded from the company’s adjusted earnings.

Forward-Looking Statements

This news release includes forward-looking statements concerning current expectations and assumptions for future global economic conditions; logistics challenges, supply chain issues for customers, and raw material and energy costs; competitive position and acceptance of specialty products in key markets; mix of products sold; cost reductions; and revenue, earnings, adjusted diluted EPS, cash flow, and cash and cash equivalents for full-year 2022. Such expectations and assumptions are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations and assumptions expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for 2021 available, and the Form 10-Q to be filed for first quarter 2022 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section. These statements are based on our current beliefs and expectations and speak only as of the date of this release. We do not undertake any obligation to publicly update any forward-looking statements.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on April 29, 2022, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 5:00 p.m. ET on April 28, 2022. To listen via telephone, the dial-in number is 323-794-2093, passcode number 9103570. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously from 11:00 a.m. ET, April 29, 2022, to 11:00 a.m. ET, May 9, 2022, at 888-203-1112 or 719-457-0820, passcode 9103570.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive and diverse company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2021 revenue of approximately $10.5 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
April 28, 2022

For Eastman Chemical Company First Quarter 2022 Financial Results Release

Table 1 – Statements of Earnings

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2022	2021
Sales	$2,714	$2,409
Cost of sales (1)	2,164	1,811
Gross profit	550	598
Selling, general and administrative expenses	196	184
Research and development expenses	65	58
Asset impairments and restructuring charges, net	2	7
Other components of post-employment (benefit) cost, net	(31)	(36)
Other (income) charges, net	(12)	(4)
Gain on divested business (2)	(3)	—
Earnings before interest and taxes	333	389
Net interest expense	46	50
Earnings before income taxes	287	339
Provision for income taxes	51	62
Net earnings	236	277
Less: Net earnings attributable to noncontrolling interest	1	3
Net earnings attributable to Eastman	$235	$274

Basic earnings per share attributable to Eastman	$1.82	$2.01
Diluted earnings per share attributable to Eastman	$1.80	$1.99

Shares (in millions) outstanding at end of period	128.9	136.3
Shares (in millions) used for earnings per share calculation
Basic	129.0	136.1
Diluted	130.7	137.6
(1)First quarter 2022 includes $25 million costs, net of insurance proceeds, from the previously reported operational incident at the Kingsport site as a result of a steam line failure (the "steam line incident"). See "Kingsport Steam Line Incident" and Tables 3A and 4A.
(2)Sale of rubber additives (including CrystexTM insoluble sulfur and SantoflexTM antidegradants) and other product lines and related assets and technology of the global tire additives business of the Additives & Functional Products ("AFP") segment. See "Management's Discussion and Analysis of Financial Condition" and "Overview" of the 2021 Annual Report on Form 10-K.

Table 2A – Segment Sales Information

	First Quarter
(Dollars in millions, unaudited)	2022	2021
Sales by Segment
Additives & Functional Products	$805	$609
Advanced Materials	737	716
Chemical Intermediates	799	605
Fibers	213	217
Total Sales by Segment	2,554	2,147
Other (1)	160	262
Total Eastman Chemical Company	$2,714	$2,409
(1)"Other" includes sales revenue and earnings before interest and taxes ("EBIT") from the divested rubber additives and held for sale adhesives resins businesses previously part of the AFP segment. See Current Report on Form 8-K furnished on April 18, 2022.

Table 2B – Sales Revenue Change

	First Quarter 2022 Compared to First Quarter 2021
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Additives & Functional Products (1)	32%	10%	25%	(3)%
Advanced Materials	3%	(6)%	10%	(1)%
Chemical Intermediates	32%	1%	33%	(2)%
Fibers	(2)%	(9)%	7%	—%
Other (1)	(39)%	(50)%	11%	—%
Total Eastman Chemical Company	13%	(5)%	19%	(1)%
(1)See Table 2A Note 1.

Table 2C – Sales by Customer Location

	First Quarter
(Dollars in millions, unaudited)	2022	2021
Sales by Customer Location
United States and Canada	$1,198	$1,004
Europe, Middle East, and Africa	745	656
Asia Pacific	612	608
Latin America	159	141
Total Eastman Chemical Company	$2,714	$2,409

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	First Quarter
(Dollars in millions, unaudited)	2022	2021
Additives & Functional Products
Earnings before interest and taxes (2)	$145	$107
Advanced Materials
Earnings before interest and taxes	61	146
Asset impairments and restructuring charges, net (3)	1	1
Accelerated depreciation	—	4
Excluding non-core items	62	151
Chemical Intermediates
Earnings before interest and taxes	134	69
Asset impairments and restructuring charges, net (4)	1	4
Excluding non-core items	135	73
Fibers
Earnings before interest and taxes	24	45
Other
Earnings (loss) before interest and taxes (2)	(31)	22
Asset impairments and restructuring charges, net	—	2
Steam line incident costs, net of insurance proceeds (5)	25
Transaction costs net of gain on divested business (6)	6	—
Excluding non-core and unusual items	—	24

Total Eastman Chemical Company
Earnings before interest and taxes	333	389
Asset impairments and restructuring charges, net	2	7
Transaction costs net of gain on divested business	6	—
Steam line incident costs, net of insurance proceeds	25
Accelerated depreciation	—	4
Total earnings before interest and taxes excluding non-core and unusual items	$366	$400

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$333	$389
Costs of sales	25	4
Selling, general and administrative expenses	9	—
Asset impairments and restructuring charges, net	2	7
(Gain) loss on divested business	(3)	—
Total earnings before interest and taxes excluding non-core and unusual items	$366	$400

(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2021 for description of first quarter 2021 non-core items.
(2)See Table 2A Note 1.
(3)Site closure costs in first quarter 2022 due to the previously reported closure of an advanced interlayers manufacturing facility in North America as part of ongoing site optimization.
(4)Site closure costs in first quarter 2022 of $1 million in the Chemical Intermediates ("CI") segment resulting from the previously reported plan to discontinue production of certain products at the Singapore manufacturing site.
(5)See Table 1 Note 1.
(6)See Table 1 Note 2.

Table 3B - Segment Non-GAAP Earnings Before Interest and Taxes Margins(1)(2)

	First Quarter
(Dollars in millions, unaudited)	2022		2021
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Additives & Functional Products (3)	$145	18.0%	$107	17.6%
Advanced Materials	62	8.4%	151	21.1%
Chemical Intermediates	135	16.9%	73	12.1%
Fibers	24	11.3%	45	20.7%
Total segment EBIT excluding non-core and unusual items	366	14.3%	376	17.5%
Other (3)	—		24
Total EBIT excluding non-core and unusual items	$366	13.5%	$400	16.6%

(1)For identification of excluded non-core and unusual items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.
(3)See Table 2A Note 1.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Quarter 2022
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$333	$287	$51	18%	$235	$1.80
Non-Core and Unusual Items: (1)
Asset impairments and restructuring charges, net	2	2	1		1	—
Transaction costs net of gain on divested business	6	6	(2)		8	0.07
Steam line incident costs, net of insurance proceeds	25	25	6		19	0.14
Interim adjustment to tax provision (2)	—	—	(6)		6	0.05
Non-GAAP (Excluding non-core and unusual items and with adjusted provision for income taxes)	$366	$320	$50	16%	$269	$2.06

	First Quarter 2021
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$389	$339	$62	18%	$274	$1.99
Non-Core Items: (1)
Asset impairments and restructuring charges, net	7	7	1		6	0.04
Accelerated depreciation	4	4	1		3	0.02
Interim adjustment to tax provision (2)	—	—	(10)		10	0.08
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$400	$350	$54	16%	$293	$2.13

(1)See Table 3A for description of first quarter 2022 and 2021 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2022 and 2021 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Three Months (1)
	2022	2021
Effective tax rate	18%	18%
Discrete tax items (2)	1%	2%
Tax impact of current year non-core and unusual items (3)	1%	1%
Changes in tax contingencies and valuation allowances	(1)%	(1)%
Forecasted full year impact of expected tax events	(3)%	(4)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent for both first three months 2022 and 2021.
(2)"Discrete tax items" are items that are excluded from a company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for both first three months 2022 and 2021 are for share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.

Table 5 – Statements of Cash Flows

	First Three Months
(Dollars in millions, unaudited)	2022	2021
Operating activities
Net earnings	$236	$277
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	121	149
Gain on divested business	(3)	—
Provision for (benefit from) deferred income taxes	(24)	2
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(127)	(211)
(Increase) decrease in inventories	(184)	(144)
Increase (decrease) in trade payables	152	197
Pension and other postretirement contributions (in excess of ) less than expenses	(43)	(53)
Variable compensation payments (in excess of) less than expenses	(168)	(78)
Other items, net	57	77
Net cash provided by operating activities	17	216
Investing activities
Additions to properties and equipment	(112)	(91)
Additions to capitalized software	(3)	(6)
Other items, net	(2)	(2)
Net cash used in investing activities	(117)	(99)
Financing activities
Net increase (decrease) in commercial paper and other borrowings	236	(25)
Dividends paid to stockholders	(98)	(94)
Treasury stock purchases	—	(40)
Proceeds from stock option exercises and other items, net	(9)	22
Net cash provided by (used in) financing activities	129	(137)
Effect of exchange rate changes on cash and cash equivalents	(1)	(4)
Net change in cash and cash equivalents	28	(24)
Cash and cash equivalents at beginning of period	459	564
Cash and cash equivalents at end of period	$487	$540

Table 6 – Total Borrowings to Net Debt Reconciliations

	March 31,	December 31,
(Dollars in millions, unaudited)	2022	2021
Total borrowings	$5,363	$5,159
Less: Cash and cash equivalents	487	459
Net debt (1)	$4,876	$4,700

(1)Includes a non-cash decrease of $30 million in 2022 and a non-cash decrease of $113 million in 2021 resulting from foreign currency exchange rates.